Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Clayton Williams Energy, Inc. 401(k) Plan and Trust:

We consent to the incorporation by reference in the Registration Statement (No. 33-69688) on Form S-8 of Clayton Williams Energy, Inc. of our report dated July 7, 2005, with respect to the statement of net assets available for benefits as of December 31, 2004 of Clayton Williams Energy, Inc. 401(k) Plan and Trust, which report appears in the December 31, 2005 annual report on Form 11-K of Clayton Williams Energy, Inc. 401(k) Plan and Trust.

KPMG LLP

Dallas, Texas
June 28, 2006